Exhibit 99

ROCKY BRANDS, INC.

Company Contact:	Jim McDonald
Chief Financial Officer
(740) 753-1951

Investor Relations:	Integrated Corporate Relations, Inc.
Brendon Frey/Chad Jacobs
(203) 682-8200
ROCKY BRANDS, INC. ANNOUNCES FOURTH QUARTER AND 2007 FULL YEAR RESULTS
NELSONVILLE, Ohio, February 27, 2008 — Rocky Brands, Inc. (Nasdaq: RCKY) today announced financial results for its fourth quarter and year ended December 31, 2007.
For the fourth quarter of 2007, net sales increased 2.8% to $72.5 million versus net sales of $70.6 million in the fourth quarter of 2006. For the fourth quarter, the Company reported a net loss of $23.6 million, or ($4.31) per diluted share, versus a net loss of $0.08 million, or ($0.01) per diluted share, for the fourth quarter of 2006. Results for the fourth quarter of 2007 include a non-cash charge of $23.5 million, net of tax benefits, or ($4.29) per diluted share, for goodwill impairment, which is discussed below. Results for the fourth quarter of 2006 include a non-cash impairment charge of $0.5 million, net of tax benefits, or $0.09 per diluted share reflecting the write-down of intangible assets related to the Gates trademark. Excluding these charges, the Company reported a net loss of $0.1 million, or ($0.02) per diluted share in the fourth quarter of 2007 compared to a net income of $0.4 million, or $0.08 per diluted share in the fourth quarter of 2006.
For the full year 2007, net sales increased 4.5% to $275.3 million versus net sales of $263.5 million in 2006. For the full year 2007, the Company reported a net loss of $23.1 million, or ($4.22) per diluted share, compared to net income of $4.8 million, or $0.86 per diluted share in 2006. Results for fiscal 2007 include a non-cash charge of $23.5 million, net of tax benefits, or ($4.30) per diluted share, for goodwill impairment. Results for fiscal 2007 include a non-cash charge of $23.5 million, net of tax benefits, or ($4.29) per diluted share, for goodwill impairment, which is discussed below. Results for fiscal 2006 include a non-cash impairment charge of $0.5 million, net of tax benefits, or $0.09 per diluted share reflecting the write-down of intangible assets related to the Gates trademark. Excluding these charges, the Company reported net income of $0.4 million, or $0.08, per diluted share in fiscal 2007 compared to a net income of $5.3 million, or $0.95 per diluted share in fiscal 2006.
During the fourth quarter, the Company conducted its annual impairment testing required by SFAS No. 142, “Goodwill and Other Intangible Assets,” for fiscal 2007. As a result of the evaluation, the Company determined that the carrying amount of the goodwill exceeded its implied fair value, and recognized an impairment loss on the carrying value of goodwill in the amount of $23.5 million, net of tax benefits, in 2007. In the fourth quarter of 2006, the Company recognized an impairment loss on the carrying value of the Gates trademark in the amount of $0.5 million, net of tax benefits.
Mike Brooks, Chairman and Chief Executive Officer, commented, “Our fourth quarter performance was highlighted by positive gains in our retail business combined with the initial shipments of footwear to the military. Retail sales rose 31.5% as we continued to add more national accounts and increase our share of the market. However, we experienced softness in our outdoor and western footwear segments which negatively impacted our sales and earnings. We are taking steps to reverse the trends in these categories and improve our overall profitability in 2008.”
Fourth Quarter Results
Net sales for the fourth quarter of 2007 were $72.5 million compared to $70.6 million a year ago. The increase in sales was attributable to higher sales in our retail segment and to a lesser extent, footwear sales to the military, partially offset by a decline in outdoor and western footwear sales in our wholesale segment.
Gross profit in the fourth quarter of 2007 was $28.7 million, or 39.6% of sales compared to $28.2 million, or 40.0% for the same period last year. The 40 basis point decrease in gross margin was primarily due to the increase in shipments to the U.S. military in the fourth quarter of 2007 compared to the fourth quarter of 2006. Military boots are sold at lower gross margins than branded products.
Selling, general and administrative (SG&A) expenses were $26.2 million, or 36.1% of sales, for the fourth quarter of 2007 compared to $24.5 million, or 34.7% of sales, a year ago. The increase was primarily a result of higher salaries, commissions and bad debt expenses versus the year before.
Income from operations, excluding the non-cash intangible impairment charge, was $2.5 million, or 3.5% of net sales for the fourth quarter of 2007, compared to income from operations, excluding the impairment loss on the carrying value of the Gates trademark, of $3.8 million or 5.3% of net sales for the fourth quarter of 2006.
2007 Year-End Results
Net sales for the year ended December 31, 2007 were $275.3 million compared to net sales of $263.5 million for the year ended December 31, 2006. The increase in sales was primarily attributable to higher sales in our retail segment.
Gross profit was $108.0 million, or 39.2% of sales, compared to $109.3 million, or 41.5% of sales for the same period last year. The 230 basis point decrease was primarily due to a reduction in sales price per unit for competitive reasons in the wholesale segment combined with an increase in manufacturing costs and higher closeout sales versus the prior year.
Selling, general and administrative (SG&A) expenses were $96.4 million, or 35.0% of sales, compared to $89.6 million, or 34.0% of sales, a year ago. The increase was primarily a result of higher salaries and commissions, bad debt and collection expenses and professional fees versus the year before.
Income from operations, excluding the non-cash intangible impairment charge, was $11.6 million, or 4.2% of net sales for fiscal 2007, compared to income from operations, excluding the impairment loss on the carrying value of the Gates trademark, of $19.7 million or 7.5% of net sales for fiscal 2006.
Funded Debt and Interest Expense
The Company’s funded debt at December 31, 2007 improved to $103.5 million versus $110.5 million at December 31, 2006 Interest expense decreased to $2.9 million for the fourth quarter of 2007 versus $3.3 million for the same period last year, and remained flat at $11.6 million for 2007 versus $11.6 million for 2006.
Inventory
Inventory decreased to $75.4 million at December 31, 2007 compared with $77.9 million on the same date a year ago.
Mr. Brooks concluded, “Fiscal 2007 was a challenging year for our Company as we faced increased competition, pricing pressure, and a difficult consumer environment. Over the past 12-months we have implemented several initiatives aimed at expanding margins, reducing operating expenses, and improving earnings. At the same time, we have taken steps to further diversify our business by creating additional growth vehicles and penetrating new categories that we believe provide our Company with compelling long-term prospects. As we begin the new year, we are very focused on successfully executing a strategy that will position us for better operational and financial performances and enable us to become a stronger, more disciplined organization.”

About Rocky Brands, Inc.
Rocky Brands, Inc. is a leading designer, manufacturer and marketer of premium quality footwear and apparel marketed under a portfolio of well recognized brand names including Rocky Outdoor Gear®, Georgia Boot®, Durango®, Lehigh®, and the licensed brands Dickies®, Zumfoot® and Michelin®.
Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995
This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended, which are intended to be covered by the safe harbors created thereby. Those statements include, but may not be limited to, all statements regarding intent, beliefs, expectations, projections, forecasts, and plans of the Company and its management, and include statements in this press release regarding profitability in 2008 (paragraph 5) and strategy for 2008 (paragraph 16). These forward-looking statements involve numerous risks and uncertainties, including, without limitation, the various risks inherent in the Company’s business as set forth in periodic reports filed with the Securities and Exchange Commission, including the Company’s annual report on Form 10-K for the year ended December 31, 2006 (filed March 15, 2007), quarterly report on Form 10-Q for the quarter ended March 31, 2007 (filed May 9, 2007), quarterly report on Form 10-Q for the quarter ended June 30, 2007 (filed July 31, 2007), and quarterly report on Form 10-Q for the quarter ended September 30, 2007 (filed October 26, 2007). One or more of these factors have affected historical results, and could in the future affect the Company’s businesses and financial results in future periods and could cause actual results to differ materially from plans and projections. Therefore there can be no assurance that the forward-looking statements included in this press release will prove to be accurate. In light of the significant uncertainties inherent in the forward-looking statements included herein, the Company, or any other person should not regard the inclusion of such information as a representation that the objectives and plans of the Company will be achieved. All forward-looking statements made in this press release are based on information presently available to the management of the Company. The Company assumes no obligation to update any forward-looking statements.

Rocky Brands, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets

	December 31, 2007	December 31, 2006
	Unaudited
ASSETS:
CURRENT ASSETS:
Cash and cash equivalents	$6,537,884	$3,731,253
Trade receivables — net	65,931,092	65,259,580
Other receivables	674,707	1,159,444
Inventories	75,403,664	77,948,976
Deferred income taxes	1,952,536	3,902,775
Income tax receivable	719,945	3,632,808
Prepaid expenses	2,226,920	1,581,303

Total current assets	153,446,748	157,216,139
FIXED ASSETS — net	24,484,050	24,349,674
DEFERRED PENSION ASSET	—	13,564
IDENTIFIED INTANGIBLES & GOODWILL	36,509,690	61,979,659
OTHER ASSETS	2,284,039	2,796,776

TOTAL ASSETS	$216,724,527	$246,355,812

LIABILITIES AND SHAREHOLDERS’ EQUITY:
CURRENT LIABILITIES:
Accounts payable	$11,908,902	$10,162,291
Current maturities — long term debt	324,648	7,288,474
Accrued expenses:
Taxes — other	516,038	552,782
Other	5,421,083	3,643,503

Total current liabilities	18,170,671	21,647,050
LONG TERM DEBT — less current maturities	103,220,384	103,203,107
DEFERRED INCOME TAXES	13,247,953	17,009,025
DEFERRED LIABILITIES	360,928	368,580

TOTAL LIABILITIES	134,999,936	142,227,762
SHAREHOLDERS’ EQUITY:
Common stock, no par value; 25,000,000 shares authorized; issued and outstanding December 31, 2007 — 5,488,293; December 31, 2006 — 5,417,198	53,997,960	53,238,841
Accumulated other comprehensive loss	(1,051,232)	(993,182)
Retained earnings	28,777,863	51,882,391

Total shareholders’ equity	81,724,591	104,128,050

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$216,724,527	$246,355,812

Rocky Brands, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2007	2006	2007	2006
	Unaudited	Unaudited	Unaudited
NET SALES	$72,503,576	$70,553,986	$275,266,811	$263,491,380

COST OF GOODS SOLD	43,795,164	42,342,039	167,272,735	154,173,994

GROSS MARGIN	28,708,412	28,211,947	107,994,076	109,317,386

OPERATING EXPENSES
Selling, general and administrative expenses	26,187,442	24,457,557	96,409,467	89,624,072
Non-cash intangible impairment charges	24,874,368	762,000	24,874,368	762,000

Total operating expenses	51,061,810	25,219,557	121,283,835	90,386,072

(LOSS)/INCOME FROM OPERATIONS	(22,353,398)	2,992,390	(13,289,759)	18,931,314

OTHER (EXPENSES) AND INCOME:
Interest expense	(2,857,810)	(3,272,557)	(11,643,870)	(11,567,842)
Other — net	294,155	110,541	389,519	242,059

Total other — net	(2,563,655)	(3,162,016)	(11,254,351)	(11,325,783)

(LOSS)/INCOME BEFORE INCOME TAXES	(24,917,053)	(169,626)	(24,544,110)	7,605,531

INCOME TAX (BENEFIT)/EXPENSE	(1,284,582)	(91,751)	(1,439,582)	2,786,249

NET (LOSS)/INCOME	$(23,632,471)	$(77,875)	$(23,104,528)	$4,819,282

NET (LOSS)/INCOME PER SHARE
Basic	$(4.31)	$(0.01)	$(4.22)	$0.89
Diluted	$(4.31)	$(0.01)	$(4.22)	$0.86

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING
Basic	5,488,293	5,410,597	5,476,281	5,392,390

Diluted	5,488,293	5,410,597	5,476,281	5,578,176